Exhibit 99.1
Investor Relations Contact:
Suresh Bhaskaran
Xilinx, Inc.
(408) 879-4784
ir@xilinx.com

Xilinx - Adoption of New Revenue Standard

Background

•
In April 2014, the Financial Accounting Standards Board issued guidance that outlines a new global revenue standard (ASC 606) that is effective for all public companies for annual reporting periods beginning after December 15, 2017.

•
Xilinx adopted this standard beginning in its fiscal 2019 (April 1, 2018). To assist investors and analysts in comparing our reported results with prior periods on a consistent basis, Xilinx has provided adjusted financials for fiscal 2017 and 2018 and quarterly results for fiscal 2018 as though the new standard were effective in those periods.

Changes

For Xilinx, the new revenue standard primarily impacts revenue recognition for sales to distributors (see below). Approximately 53% of our business in fiscal 2018 was attributed to sales to distributors. There will be no significant changes in revenue recognition for sales to direct customers.

Impact of change from “Sell-Through” to “Sell-In”

Prior to the adoption of ASC 606, Xilinx recognized revenue from sales to distributors only when product was sold through from distributors to customers consuming our products. This is commonly known as the “Sell-Through” method. Under ASC 606, Xilinx is required to recognize revenue and cost relating to distributor sales upon product shipment to distributors (Sell-In), subject to estimated allowance for distributor price adjustments and rights of return.

The Company has elected to adopt ASC 606 on a full retrospective basis. As such, inventory held by distributors (i.e., deferred income on shipments to distributors), subject to tax and other immaterial adjustments, at the start of fiscal 2017 will be reflected in retained earnings as of the beginning of fiscal 2017. Additionally, fiscal 2017 and 2018 financial results will be adjusted to reflect the accounting under ASC 606.

The impact of this change to the Company’s fiscal 2017 and 2018 financial statements (as though the standard were effective during those periods) is as follows:

Summary of impact to 2017 financials

•	Fiscal 2017 revenues under the new standard were $2.36 billion, and were approximately $7.0 million higher versus $2.35 billion under the old standard.

•	Gross margin percentage was 69.9% under both standards.

•	Operating income percentage was 30.0% under the new standard versus 29.8% under the old standard.

•	Diluted EPS was 2 cents higher under the new standard versus the previous standard.

Summary of impact to 2018 financials

In anticipation of the impact of the adoption of ASC 606, Xilinx has worked with its distribution partners to implement new inventory management practices. The intent of these new inventory management practices is to reduce both overall distributor inventory and increase the stability of inventory levels while supporting our growth and customer service objectives in the distribution channel.

•	Fiscal 2018 revenues under the new standard were $2.47 billion and were approximately $72.0 million lower versus $2.54 billion under the old standard.

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The new distribution inventory management practices implemented in Q3 and Q4 of fiscal 2018 drove the ASC 606 based revenue decline. Shipments to distributors were reduced substantially and distributors used their existing inventory on hand to meet end customer demand. As a result, distributor inventory declined to 3 days as of Q4 fiscal 2018 compared to the historical inventory level ranging from 8 to 12 days.

•	Gross margin percentage was 69.9% under the new standard versus 70.2% under the old standard.

•	Operating income percentage was 27.8% under the new standard versus 29.3% under the old standard.

•	EPS was 19 cents lower under the new standard versus the old standard.

Guidance

We plan to provide a revenue guidance range and since adjusted numbers are available for past 5 quarters, analysts and investors will be able to compare the figures on a consistent basis with prior periods. Gross margin guidance range will comprehend the impact from the “Sell-In” method though we do not expect the impact to be material. Discussion of end market guidance will not change due to this issue and we will continue to provide information based on our best judgment about end markets associated with channel shipments. As distributor inventory levels stabilize, we currently expect no material impact on our business in the long-term.

Supplemental information on the impact of the adoption of ASC 606 on fiscal 2017 and 2018 financial information

Xilinx, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)
	Years Ended
	March 31, 2018		April 1, 2017
	As Reported	As Adjusted	As Reported	As Adjusted
Net revenues	$2,539,004	$2,467,023	$2,349,330	$2,356,742
Cost of revenues	756,368	743,419	708,216	708,632
Gross margin	1,782,636	1,723,604	1,641,114	1,648,110
Operating expenses:
Research and development	639,750	639,750	601,443	601,443
Selling, general and administrative	362,329	362,329	335,150	335,150
Amortization of acquisition-related intangibles	2,152	2,152	5,127	5,127
Executive transition costs	33,351	33,351	—	—
Total operating expenses	1,037,582	1,037,582	941,720	941,720
Operating income	745,054	686,022	699,394	706,390
Interest and other income (expense), net	5,357	5,357	(8,314)	(8,314)
Income before income taxes	750,411	691,379	691,080	698,076
Provision for income taxes	238,030	227,398	68,568	69,943
Net income	$512,381	$463,981	$622,512	$628,133
Net income per common share:
Basic	$2.05	$1.86	$2.47	$2.49
Diluted	$1.99	$1.80	$2.32	$2.34
Shares used in per share calculations:
Basic	249,595	249,595	252,301	252,301
Diluted	257,960	257,960	268,813	268,813

Xilinx, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	July 1, 2017		September 30, 2017		December 30, 2017		March 31, 2018
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net revenues	$615,446	$602,810	$619,503	$627,419	$631,193	$598,603	$672,862	$638,191
Cost of revenues	192,095	190,824	184,786	185,685	182,156	177,969	197,331	188,941
Gross margin	423,351	411,986	434,717	441,734	449,037	420,634	475,531	449,250
Operating expenses:
Research and development	153,051	153,051	157,985	157,985	166,231	166,231	162,483	162,483
Selling, general and administrative	89,175	89,175	91,053	91,053	92,753	92,753	89,348	89,348
Amortization of acquisition-related intangibles	705	705	510	510	353	353	584	584
Executive transition costs	—	—	—	—	—	—	33,351	33,351
Total operating expenses	242,931	242,931	249,548	249,548	259,337	259,337	285,766	285,766
Operating income	180,420	169,055	185,169	192,186	189,700	161,297	189,765	163,484
Interest and other income (expense), net	1,839	1,839	1,831	1,831	5,469	5,469	(3,781)	(3,781)
Income before income taxes	182,259	170,894	187,000	194,017	195,169	166,766	185,984	159,703
Provision for income taxes	15,014	13,650	19,468	20,266	183,224	179,251	20,325	14,232
Net income (loss)	$167,245	$157,244	$167,532	$173,751	$11,945	$(12,485)	$165,659	$145,471
Net income (loss) per common share:
Basic	$0.67	$0.63	$0.68	$0.70	$0.05	$(0.05)	$0.65	$0.57
Diluted	$0.63	$0.59	$0.65	$0.67	$0.05	$(0.05)	$0.64	$0.56
Shares used in per share calculations:
Basic	247,911	247,911	248,094	248,094	254,089	254,089	254,559	254,559
Diluted	265,797	265,797	258,217	258,217	258,108	254,089	257,916	257,916

Xilinx, Inc.
Condensed Consolidated Balance Sheet Data
(Unaudited)
	March 31, 2018		April 1, 2017
	As Reported	As Adjusted	As Reported	As Adjusted
Accounts receivable	$372,144	$382,246	$243,915	$283,850
Other assets	342,644	337,402	275,440	272,407
Deferred income on shipments to distributors	25,166	—	54,567	—
Other accrued liabilities	59,772	59,680	95,098	95,209
Deferred tax liabilities	75	75	317,639	330,479
Retained earnings	1,483,538	1,513,656	1,726,312	1,804,830